Exhibit 17

September 25, 2012

Lighting Science Group Corporation

Attn: Thomas C. Shields

1227 South Patrick Drive, Building 2A

Satellite Beach, Florida 32937

Re:	Exercise of Right to Purchase Securities of Lighting Science Group Corporation

To whom it may concern:

Reference is made to that certain Preemptive Rights Notice, dated as of September 20, 2012 (the “Notice”), delivered to each Holder of Series H Preferred Stock and Series I Preferred Stock (each as defined in the Notice) and pursuant to which Lighting Science Group Corporation (the “Company”) offered to sell to the Holders up to 51,000 shares of Series H Preferred Stock (the “Offered Shares”) and warrants to purchase up to 8,326,531 shares of the Company’s common stock (the “Offered Warrants”) pursuant to Sections 14 of the Series H Certificate of Designation and Series I Certificate of Designation (each as defined in the Notice).

Certain Holders have assigned to Cleantech Europe II (A), L.P. (“Purchaser”) the right to purchase up to 20,862 Offered Shares and up to 3,406,041 Offered Warrants pursuant to those certain Assignment Agreements, executed by each of the parties thereto and attached hereto as Annex A (the “Assignment Agreements”). Purchaser hereby exercises its right to purchase 20,862 Offered Shares in accordance with the terms of the Subscription Agreement, dated as of the date hereof by and between the Company and Purchaser. In addition, in conjunction with its purchase of at least 95% of the Pro Rata Share (as defined in the Series H Certificate of Designation and Series I Certificate of Designation) of Offered Shares assigned to Purchaser pursuant to the Assignment Agreements, Purchaser hereby exercises its right to purchase 3,406,041 Offered Warrants, subject to the conditions described in the form of Offered Warrant delivered with the Notice.

Sincerely,

CLEANTECH EUROPE II (A) LP

By:	Cleantech GP II Ltd,
as General Partner

By:	/s/ Samer Salty
Name:	Samer Salty
Title:	Director

ACKNOWLEDGED:
Lighting Science Group Corporation

By:	/s/ Thomas C. Shields
Name:	Thomas C. Shields
Title:	Chief Financial Officer

ANNEX A

Assignment Agreements

(See attached)